Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Jon Diat (Media): 212-770-3505; jon.diat@aig.com

AIG DECLARES COMMON STOCK DIVIDEND OF $0.10 PER SHARE

BOARD OF DIRECTORS AUTHORIZES REPURCHASE OF UP TO $1.0 BILLION OF AIG COMMON STOCK

NEW YORK, August 1, 2013 – American International Group, Inc. (NYSE: AIG) today announced the following actions taken by its Board of Directors:

•

Declared a quarterly dividend of $0.10 per share on AIG common stock, par value $2.50 per share (“AIG Common Stock”). The dividend is payable on Thursday, September 26, 2013, to stockholders of record at the close of business on Thursday, September 12, 2013.

•

Authorized the repurchase of shares of AIG Common Stock with an aggregate purchase price of up to $1.0 billion, from time to time in the open market, private purchases, through forward, derivative, accelerated repurchase or automatic repurchase transactions, or otherwise.

“The successful turnaround of AIG has been remarkable,” said Robert S. Miller, Chairman of the Board of AIG. “As part of our recovery, we are pleased that we have gained sufficient capital adequacy that we can return a portion of our success directly to our shareholders through these actions. Beyond our repaying all of our obligations to America, plus a profit, AIG continues to make sound business decisions, helping position the company for a strong future by seeking smart opportunities to grow AIG’s businesses, streamlining global operations under clear reporting lines, and developing and retaining the best talent.”

Remarking on the dividend actions and repurchase authorization, Robert H. Benmosche, President and Chief Executive Officer of AIG, said, “AIG is a fundamentally different, simpler company than it was three years ago. We are very pleased to be in a position to declare a dividend and to establish a new equity repurchase program. Our primary goal is to execute and deliver on AIG’s potential. We’ve begun to fulfill that goal with our strong results this year, which reflect the strides we have taken to capitalize on the depth of our global operations, the market’s demand for the products and services we offer, and the strong performance of our investment portfolio. We are committed to building on our success and demonstrating what the new AIG can do.”

Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside

AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

#  #  #

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIG_LatestNews | LinkedIn: http://www.linkedin.com/company/aig

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.